Exhibit 10.1

July 2, 2007

Mr. Jon Diamond

Chief Executive Officer

ARTISTdirect, Inc.

1601 Cloverfield Blvd.

Suite 400 South

Santa Monica, CA 90404-4082

Dear Jon,

This letter will confirm the discussions we have had concerning my providing consulting services to ARTISTdirect, Inc. (the “Company”).

1.             Scope of Services.  You have requested my assistance primarily in two areas: internal financial reporting and evaluation and analysis of the Company’s capital structure. Specifically, I will review the current internal accounting and reporting activities and recommend additions/deletions or modifications as is deemed appropriate.  Also, I will provide advisory services in connection with discussions held with the Company’s lenders and Investors.  During this engagement, I will take instructions from you and/or the Board of Directors or other parties you or the Board may designate regarding my assignment and the scope of the work, including additional tasks that may be assigned to me from time to time.

2.             Term.  Subject to Section 5, services will commence July 2, 2007 and may be terminated at any time with thirty days written notification from you or the Board of Directors.  I understand that this engagement will require a substantial time commitment and therefore agree not to accept a major new client or undertake a significant new project during the term of this assignment.  However, as I am sure the Company understands, I am active as a consultant and investor and therefore have existing clients and projects which will periodically require my time and physical presence.  Therefore, I am unable to serve in a full time capacity during this engagement but will make myself available as needed to the extent possible within these constraints. I do understand that in the event that the Company engages in a significant transaction or capital restructuring that the Company’s demands will likely increase and timing will become important.  I assure you that I will dedicate my efforts to accomplish the Company’s goals.

3.             Compensation.  A monthly retainer of $25,000, payable at the first of each month for which services are to be provided.  In the event this engagement is terminated, any unearned portion of the retainer will be promptly reimbursed to the Company.

4.             Other Expenses.  In addition to the monthly retainer referred to above, all reasonable and necessary out of pocket expenses will be reimbursed when invoiced with supporting documentation.  Your prior approval will be solicited before any individual expense in excess of $150 is incurred.

5.             Nondisclosure, Non-Solicitation and Noncompetition Agreement.  I understand that the Company will provide a nondisclosure, non-solicitation and noncompetition agreement to me and I understand that this engagement will not commence until such agreement is fully executed.

6.             Liability. With regard to the services that I will perform pursuant to this letter, I shall not be liable to the Company, or to anyone who may claim any right due to any relationship with the Company, for any acts or omissions in the performance of my services, except when said acts or omissions of mine are due to my willful misconduct or gross negligence.  The Company shall hold me harmless from any reasonable obligations, costs, claims, judgments, attorney’s fees, and/or attachments arising from or growing out of the services rendered to the Company or in any way connected with the rendering of such services, except when the same shall arise due to my willful misconduct or gross negligence.  This paragraph shall not apply to any breach by me of the Nondisclosure, Non-Solicitation and Noncompetition Agreement dated July 2, 2007.

Jon, an invoice for the initial month of services is attached for your approval and processing.  Please let me know as soon as possible if this letter does not conform to your understanding of our arrangement or if there are any changes that you would like incorporated into this letter.

I look forward to working with you and the other members of the ARTISTdirect team to enhance the Company’s internal reporting and procedures and to assist in any way I can with the lender and investor issues.  My initial meeting is Monday at 10:00 AM with Rene Rousselet and I will keep you informed on progress as it occurs.

Sincerely,

/s/ Neil McCarthy